Exhibit 10.7

To:	Danmarks Skibskredit A/S

as Lender and Security Agent under the Facility Agreement (as defined below)

Date:	20 October 2021

Dear Sirs and Madams,

Term loan facility agreement dated 10 December 2018 between, among others, The Drilling Company of 1972 A/S as the Company, Danmarks Skibskredit A/S as original lender and Danmarks Skibskredit A/S as agent and security agent of the other Finance Parties, as amended and supplemented from time to time (the “Facility Agreement”)

1	Background and waiver and consent request

1.1	We refer to the Facility Agreement. Unless defined in this letter or the context otherwise requires, a term defined in the Facility Agreement shall have the same meaning when used in this letter.

1.2

We write in connection with our discussions regarding a proposed public takeover offer by a company incorporated under the laws of England (“UK Topco”) for the entire issued share capital of the Company (the “Takeover”). It is the intention that UK Topco will, following completion of the Takeover, be the common shareholder of the Company and the “Nectar” group.

1.3

In connection with the Takeover, we hereby request your irrevocable and unconditional agreement, and by your countersignature to this letter you irrevocably and unconditionally agree and acknowledge, that subject only to the condition in paragraph 1.4 below:

(a)

with effect from the date of your countersignature to this letter, you will not exercise any rights under clause 7.4 (Change of control, change of name or change of representation in the board of ListCo) of the Facility Agreement (including with respect to not requesting any cancellation and/or prepayment of your Commitments and outstanding Utilisations) and you further undertake not take or to omit the taking of any action and otherwise not to exercise or fail to exercise any right available to you under the Facility Agreement where such action or inaction or exercise of rights or failure to exercise rights could otherwise directly or indirectly have the effect of preventing or postponing the Takeover or its timely implementation or consummation, in each case, as such rights may arise pursuant to or as a result of the Takeover or pursuant to its implementation or consummation;

(b)	with effect from, and subject to the occurrence of, the date of completion of the Takeover:

(i)	paragraph (a)(i)-(iv) of clause 7.4 (Change of control, change of name or change of representation in the board of ListCo) of the Facility Agreement shall be amended to read as follows:

“If:

(i)	any person or group of persons acting in concert other than the Majority Shareholders gains control, directly or indirectly, of more than 50% of the voting and/or ordinary shares of UK Topco;

(ii)	UK Topco ceases to own, directly or indirectly at least 50.01% of the voting and/or ordinary shares of the Company;

(iii)	the Majority Shareholders cease to own, directly or indirectly, at least 20% of the voting and/or ordinary shares of UK Topco; or

(iv)	A.P. Møller Holding A/S ceases to be represented in the board of directors of UK Topco,”; and

(ii)

references to “ListCo” in paragraph (b)(iv) (including in sub-paragraph (B) thereof) of clause 7.4 (Change of control, change of name or change of representation in the board of ListCo) of the Facility Agreement shall be replaced by references to “UK Topco”; and

(c)

with effect from the date of your countersignature to this letter, you will consent to and vote in favour of any consent or amendment requested by the Company which seeks a waiver or amendment of the mandatory prepayment provisions set out in clause 7.4 (Change of control, change of name or change of representation in the board of ListCo) of the Facility Agreement, including any consequential or related changes to the Facility Agreement to reflect the proposed change in the ownership of the Group, in addition to or in whole or in part in replacement of the amendments referred to in paragraph 1.3(b), if such consent, waiver or amendment in the opinion of the Company is required or appropriate due to or as a result of the Takeover or pursuant to its implementation or consummation.

1.4

Your undertakings set out under paragraph 1.3 above shall be subject only to the condition that UK Topco shall not later than the date of completion of the Takeover provide to the Security Agent a unilateral guarantee with respect to the payment obligations of the Obligors under the Finance Documents for the benefit of the Security Agent (for and on behalf of the Lenders), in form and substance equivalent to the guarantee set out in clause 17 (Guarantee and Indemnity) of the Facility Agreement, provided that UK Topco shall not be required to execute or provide any other document in satisfaction of this condition and shall not be required to become an Obligor under the Facility Agreement and shall, save for the guarantee, not be required accede to, or otherwise assume any obligations or liabilities under the Finance Documents.

1.5	In consideration for your agreement under paragraph 1.3 above, we hereby agree that

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(a)

on, and subject to the occurrence of, the date of completion of the Takeover, the Company shall pay to the Security Agent (for the account of each Lender) an amendment fee computed at the rate of 0.50% of the Total Commitments outstanding under the Facility at the date of completion of the Takeover;

(b)

with effect from, and subject to the occurrence of, the date of completion of the Takeover, the definition of Termination Date in clause 1.1 (Definitions) of the Facility Agreement shall be amended to read as follows:

“Termination Date” means the date falling five years after the Closing Date.”

For the avoidance of doubt, the quarterly instalments on each Repayment Date of USD 6,000,000 shall not be adjusted, which entails an increased balloon payment payable on the Termination Date. The attached schedule (Repayment Schedule) shall replace Schedule 13 (Repayment Schedule) of the Facility Agreement with effect from, and subject to the occurrence of, the date of completion of the Takeover.

(c)

subject to completion of the Takeover, the definition of Margin in clause 1.1 (Definitions) of the Facility Agreement shall be amended by replacing the margin ratchet included in the definition of Margin to read as follows:

(i)	with effect on the date of completion of the Takeover:

Leverage Ratio	Margin (% p.a.)
More than 4.0:1	3.00
Less than or equal to 4.0:1 but more than 3.0:1	2.75
Less than or equal to 3.0:1 but more than 2.0:1	2.50
Less than or equal to 2.0:1 but more than 1.0:1	2.25
Less than or equal to 1.0:1	2.00

(ii)	with effect on the date falling twelve (12) months prior to the Termination Date:

Leverage Ratio	Margin (% p.a.)
More than 4.0:1	4.00
Less than or equal to 4.0:1 but more than 3.0:1	3.75
Less than or equal to 3.0:1 but more than 2.0:1	3.50
Less than or equal to 2.0:1 but more than 1.0:1	3.25
Less than or equal to 1.0:1	3.00

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(iii)	with effect on the date falling nine (9) months prior to the Termination Date:

Leverage Ratio	Margin (% p.a.)
More than 4.0:1	4.50
Less than or equal to 4.0:1 but more than 3.0:1	4.25
Less than or equal to 3.0:1 but more than 2.0:1	4.00
Less than or equal to 2.0:1 but more than 1.0:1	3.75
Less than or equal to 1.0:1	3.50

(iv)	and with effect on the date falling six (6) months prior to the Termination Date:

Leverage Ratio	Margin (% p.a.)
More than 4.0:1	5.00
Less than or equal to 4.0:1 but more than 3.0:1	4.75
Less than or equal to 3.0:1 but more than 2.0:1	4.50
Less than or equal to 2.0:1 but more than 1.0:1	4.25
Less than or equal to 1.0:1	4.00

1.6

Any waiver, consent, agreement or acknowledgment granted or deemed to be granted pursuant hereto by a Finance Party shall automatically lapse and become null and void on the earlier of (A) the date on which the Company provides written notice to the Security Agent that it no longer pursues the Takeover (it being understood that the Company shall provide such notice as soon as reasonably possible after having decided

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not to pursue the Takeover) and (B) the date on which there has been a firm and official public announcement by the Company that the Takeover is no longer being pursued.

1.7	Please countersign this letter to confirm your acknowledgement and agreement to the matters set out herein. Thank you for your support.

2	Miscellaneous

2.1

This letter constitutes Confidential Information for the purpose of the Facility Agreement and relates to price-sensitive information. Please treat this letter and our discussions in relation to the Takeover as such.

2.2

The provisions of the Facility Agreement and each Finance Document shall, save as explicitly waived or amended by this letter, remain in full force and effect, including following completion of the Takeover.

2.3	This letter shall constitute a Finance Document for the purposes of the Facility Agreement.

2.4	This letter shall be governed by Danish law. The provisions of clause 41 (Enforcement) of the Facility Agreement shall be incorporated into this letter mutatis mutandis.

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Yours faithfully,

For and on behalf of The Drilling Company of 1972 A/S as the Company:

/s/ Jørn Madsen	/s/ Christine Brennet - Morris
Name: Jørn Madsen	Name: Christine Brennet - Morris
Title: CEO	Title: CFO

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We hereby irrevocably and unconditionally acknowledge and agree to the above:

Danmarks Skibskredit A/S as Lender,

/s/ Michael Frisch	/s/ Marcus Freuchen Christensen
Name: Michael Frisch	Name: Marcus Freuchen Christensen
Title: CCO	Title: SRM

Danmarks Skibskredit A/S as Security Agent on behalf of the Finance Parties:

/s/ Michael Frisch	/s/ Marcus Freuchen Christensen
Name: Michael Frisch	Name: Marcus Freuchen Christensen
Title: CCO	Title: SRM

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